AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

CROSSAMERICA PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	45-4165414
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

645 Hamilton Street, Suite 400
Allentown, PA	18101
(Address of Principal Executive Offices)	(Zip Code)

CROSSAMERICA PARTNERS LP 2022 INCENTIVE AWARD PLAN

(Full title of plan)

Joseph V. Topper, Jr.

645 Hamilton Street, Suite 400

Allentown, PA 18101

(610) 625-8000

(Name, address and telephone number,

including area code, of agent for service)

With copies to:

Marc S. Gerber
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW

Washington, D.C. 20005

(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

CrossAmerica Partners LP (the “Registrant”) will send or give to all participants in the CrossAmerica Partners LP 2022 Incentive Award Plan (the “Plan”) document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 1, 2022;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on May 10, 2022 and for the fiscal quarter ended June 30, 2022, filed on August 9, 2022;

(c) The Registrant’s Current Reports on Form 8-K filed on March 11, 2022, March 30, 2022, July 22, 2022 and September 13, 2022; and

(d) The description of the Registrant’s Common Units contained in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 1, 2022, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Subject to any terms, conditions, and restrictions set forth in the Registrant’s Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership such as the Registrant to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Under the Partnership Agreement, in most circumstances, the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar liabilities:

•
The Registrant’s general partner;
•
any Departing General Partner (as defined in the Partnership Agreement);
•
any person who is or was an affiliate of the Registrant’s general partner or any Departing General Partner;
•
any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of (i) the Registrant or its subsidiaries, a General Partner or any Departing General Partner or (ii) any affiliate of the Registrant or its subsidiaries, a General Partner or any Departing General Partner;
•
any person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to the Registrant or any of its subsidiaries;
•
any person who controls a General Partner or Departing General Partner; and
•
any person the General Partner designates as an “Indemnitee” for purposes of the Partnership Agreement because such person’s service, status or relationship exposes such person to potential claims, demands, actions, suits or proceedings relating to the Registrant’s business and affairs.

Section 7.7(a) of the Partnership Agreement states that to the fullest extent permitted by law, each Indemnitee (as defined in the Partnership Agreement) shall be indemnified and held harmless by the Registrant from and against any and all, joint or several, losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to the Partnership Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its current directors, which generally indemnify its directors to the fullest extent permitted by law. The Registrant’s general partner maintains director and officer liability insurance for the benefit of its directors and officers.

Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Exhibit Description

4.1

Certificate of Limited Partnership of Lehigh Gas Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement (File No. 333-181370), filed with the Commission on May 11, 2012).

4.2

Second Amended and Restated Agreement of Limited Partnership of CrossAmerica Partners LP, dated February 6, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 7, 2020).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered.

10.1	CrossAmerica Partners LP 2022 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-35711), filed with the Commission on September 13, 2022).

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24*	Powers of Attorney (included on the signature page of the Registration Statement).

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Allentown, Commonwealth of Pennsylvania, on October 24, 2022.

CROSSAMERICA PARTNERS LP

By: CROSSAMERICA GP LLC, its General Partner

By:	/s/ Maura Topper
	Name:	Maura Topper
	Title:	Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph V. Topper, Jr., Charles M. Nifong, Jr. and Maura Topper, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated on October 24, 2022.

Signature	Title

/s/ Joseph V. Topper, Jr.	Chairman of the Board of Directors
Joseph V. Topper, Jr.

/s/ John B. Reilly, III	Vice Chairman of the Board of Directors
John B. Reilly, III

/s/ Charles M. Nifong, Jr.	President, Chief Executive Officer and Director
Charles M. Nifong, Jr.	(Principal Executive Officer)

/s/ Maura Topper	Chief Financial Officer
Maura Topper	(Principal Financial Officer)

/s/ Jonathan E. Benfield	Chief Accounting Officer
Jonathan E. Benfield	(Principal Accounting Officer)

/s/ Keenan D. Lynch	General Counsel, Chief Administrative Officer and
Keenan D. Lynch	Director

/s/ Justin A. Gannon	Director
Justin A. Gannon

/s/ Mickey Kim	Director
Mickey Kim

/s/ Kenneth G. Valosky	Director
Kenneth G. Valosky